The Cincinnati Insurance Company ■ The Cincinnati Indemnity Company
The Cincinnati Casualty Company ■ The Cincinnati Specialty Underwriters Insurance Company
The Cincinnati Life Insurance Company ■ CFC Investment Company ■ CSU Producer Resources Inc.

Investor Contact: Dennis E. McDaniel, 513-870-2768
CINF-IR@cinfin.com

Media Contact: Betsy E. Ertel, 513-603-5323
Media_Inquiries@cinfin.com
Cincinnati Financial Reports Fourth-Quarter and Full-Year 2018 Results

Cincinnati, February 6, 2019 – Cincinnati Financial Corporation (Nasdaq: CINF) today reported:

•
Fourth-quarter 2018 net loss of $452 million, or $2.78 per share, compared with $642 million of net income, or $3.88 per share, in the fourth quarter of 2017, after recognizing a $599 million reduction in the fair value of equity securities still held that prior to 2018 would have been reported in other comprehensive income instead of net income.

•	Full-year 2018 net income of $287 million, or $1.75 per share, compared with $1.045 billion, or $6.29 per share, in 2017.

•
$94 million or 21 percent increase in full-year 2018 non-GAAP operating income of $549 million, or $3.35 per share, up from $455 million, or $2.74 per share, with property casualty underwriting profit up 45 percent.

•
Decrease in fourth-quarter 2018 net income reflected the after-tax net effect of a $605 million decrease in net investment gains and a $495 million benefit in 2017 from net deferred income tax liability revaluation due to U.S. tax reform.

•	$48.10 book value per share at December 31, 2018, down $2.19 or 4.4 percent since December 31, 2017.

•	Negative 0.1 percent value creation ratio for full-year 2018, compared with 22.9 percent for 2017.

Financial Highlights

(Dollars in millions except per share data)	Three months ended December 31,			Twelve months ended December 31,
	2018	2017	% Change	2018	2017	% Change
Revenue Data
Earned premiums	$1,318	$1,258	5	$5,170	$4,954	4
Investment income, net of expenses	161	156	3	619	609	2
Total revenues	710	1,411	(50)	5,407	5,732	(6)
Income Statement Data
Net income (loss)	$(452)	$642	nm	$287	$1,045	(73)
Investment gains and losses, net	(611)	(6)	nm	(318)	95	nm
Other non-recurring items	—	495	nm	56	495	(89)
Non-GAAP operating income*	$159	$153	4	$549	$455	21
Per Share Data (diluted)
Net income (loss)	$(2.78)	$3.88	nm	$1.75	$6.29	(72)
Investment gains and losses, net	(3.76)	(0.04)	nm	(1.94)	0.57	nm
Other non-recurring items	—	2.99	nm	$0.34	2.98	(89)
Non-GAAP operating income*	$0.98	$0.93	5	$3.35	$2.74	22

Book value				$48.10	$50.29	(4)
Cash dividend declared	$0.53	$1.00	(47)	$2.12	$2.50	(15)
Diluted weighted average shares outstanding	162.8	165.6	(2)	164.5	166.0	(1)

*
The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures defines and reconciles measures presented in this release that are not based on U.S. Generally Accepted Accounting Principles.

**	Forward-looking statements and related assumptions are subject to the risks outlined in the company’s safe harbor statement.

CINF 4Q18 Release 1

Insurance Operations Fourth-Quarter Highlights

•
93.9 percent fourth-quarter 2018 property casualty combined ratio, up from 92.9 percent for the fourth quarter of 2017. Full-year 2018 property casualty combined ratio at 96.4 percent, with net written premiums up 4 percent.

•	4 percent increase in fourth-quarter 2018 net written premiums, reflecting price increases and premium growth initiatives.

•
$158 million fourth-quarter 2018 property casualty new business written premiums. Agencies appointed since the beginning of 2017 contributed $21 million or 13 percent of total fourth-quarter new business written premiums.

•	13 percent growth in term life insurance earned premiums, with $3 million of fourth-quarter 2018 life insurance subsidiary net income.
Investment and Balance Sheet Highlights

•	3 percent or $5 million rise in fourth-quarter 2018 pretax investment income, including 9 percent growth for stock portfolio dividends and 1 percent growth for bond interest income.

•	2 percent full-year decrease in fair value of total investments at December 31, 2018, including decreases of 5 percent for the stock portfolio and less than 1 percent for the bond portfolio.

•	$2.478 billion parent company cash and marketable securities at year-end 2018, down 1 percent from a year ago.

Finishing 2018 Strong
Steven J. Johnston, president and chief executive officer, commented: “Non-GAAP operating income finished the year strong, increasing 21 percent to $549 million, compared with year-end 2017. While lower tax rates bolstered the result, even on a pretax basis we achieved healthy non-GAAP operating income growth of 12 percent year over year.
“Full-year 2018 net income declined 73 percent compared with year-end 2017. As I mentioned last year, these large swings in our net income are mostly attributable to a change in accounting rules as required by the Financial Accounting Standards Board. This accounting change will continue to create a lot of volatility in net income as equity security unrealized investment gains and losses flow through the income statement instead of the balance sheet as they would have prior to 2018.
“The communities we serve through our insurance business saw an unusually high level of weather-related catastrophe activity near the end of 2018. While no one likes to witness the pain and destruction these events bring, it is when our field claims representatives shine, delivering support to our policyholders and agents with empathy and warmth.
“Catastrophes added 7.0 points to our fourth-quarter combined ratio, 6.1 points more than for the fourth quarter of 2017, bringing that measure to 93.9 percent. Looking beyond the impact of catastrophe losses and reserve development on prior accident years, we can see that our underlying book of business improved 3.2 points to reach 90.1 percent – our best result in 10 quarters.
“On a full-year basis, our combined ratio improved 1.1 points to 96.4 percent compared with year-end 2017. Our current accident year combined ratio before catastrophe losses remained nearly flat for 2018 at 92.4 percent.”
Continuing Property Casualty Growth
“For the first time, full-year property casualty net written premiums exceeded $5 billion. New and renewal business written through our independent agencies grew year over year for each of our property casualty insurance segments. For our life insurance segment, earned premiums rose 8 percent.
“Our profitable growth is the result of focused execution of our strategic initiatives to refine our pricing precision, enter new product lines and marketing territories and to slowly expand our independent agency force.
“We still expect our acquisition of MSP Underwriting Limited to close during the first quarter of 2019. We believe MSP, operating through Beaufort Underwriting Agency Limited, will add profitable premium growth. And, we are looking forward to the additional expertise this team will bring to our organization.”
Following Proven Long-Term Investment Strategy
“Despite the pressure on equity markets at the end of the year, at December 31, 2018, our total portfolio still had more than $2.5 billion in appreciated value before taxes. Our insurance business continues to provide cash that we invest in high-quality bonds and dividend-paying stocks. We are poised to further benefit from these purchases when the markets rebound, helping to create value for shareholders over time.
“Our book value declined 4.4 percent to $48.10 at December 31 compared with year-end 2017, resulting in a negative 0.1 percent value creation ratio. However, we maintain a long-term perspective and aren't swayed by the short-term, periodic volatility our equity-investment strategy can produce. On a five-year average basis our value creation ratio is 10.7 percent – within our target range.
“The board of directors' recent decision to increase the cash dividend demonstrates their confidence in the future success of our strategies and sets the stage for a 59th consecutive year of increasing regular annual dividends.”

CINF 4Q18 Release 2

Insurance Operations Highlights
Consolidated Property Casualty Insurance Results

(Dollars in millions)	Three months ended December 31,			Twelve months ended December 31,
	2018	2017	% Change	2018	2017	% Change
Earned premiums	$1,253	$1,199	5	$4,920	$4,722	4
Fee revenues	3	3	0	11	11	0
Total revenues	1,256	1,202	4	4,931	4,733	4

Loss and loss expenses	798	741	8	3,223	3,138	3
Underwriting expenses	379	373	2	1,522	1,467	4
Underwriting profit	$79	$88	(10)	$186	$128	45

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Loss and loss expenses	63.7%	61.8%	1.9	65.5%	66.4%	(0.9)
Underwriting expenses	30.2	31.1	(0.9)	30.9	31.1	(0.2)
Combined ratio	93.9%	92.9%	1.0	96.4%	97.5%	(1.1)

			% Change			% Change
Agency renewal written premiums	$1,037	$987	5	$4,358	$4,198	4
Agency new business written premiums	158	151	5	652	626	4
Cincinnati Re net written premiums	28	21	33	158	125	26
Other written premiums	(46)	(29)	(59)	(138)	(109)	(27)
Net written premiums	$1,177	$1,130	4	$5,030	$4,840	4

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Current accident year before catastrophe losses	59.9%	62.2%	(2.3)	61.5%	61.1%	0.4
Current accident year catastrophe losses	7.4	1.5	5.9	7.4	7.8	(0.4)
Prior accident years before catastrophe losses	(3.2)	(1.3)	(1.9)	(3.1)	(1.9)	(1.2)
Prior accident years catastrophe losses	(0.4)	(0.6)	0.2	(0.3)	(0.6)	0.3
Loss and loss expense ratio	63.7%	61.8%	1.9	65.5%	66.4%	(0.9)

Current accident year combined ratio before
catastrophe losses	90.1%	93.3%	(3.2)	92.4%	92.2%	0.2

•
4 percent growth in both fourth-quarter and full-year 2018 property casualty net written premiums, with Cincinnati Re contributing 1 percent to growth in both periods. The increase in premiums also reflects other growth initiatives, price increases and a higher level of insured exposures.

•
5 percent and 4 percent increase in fourth-quarter and full-year 2018 new business premiums written by agencies, compared with a year ago. The full-year increase included a $44 million increase in standard market property casualty production from agencies appointed since the beginning of 2017.

•	167 new agency appointments in full-year 2018, including 69 that market only our personal lines products.

•
1.0 percentage-point fourth-quarter 2018 combined ratio increase, including an increase of 6.1 points from higher losses from natural catastrophes, partially offset by a decrease of 2.3 points for current accident year loss and loss expense experience before catastrophe losses.

•	1.1 percentage-point improvement in full-year 2018 combined ratio, compared with 2017, including a decrease of 0.1 points for losses from natural catastrophes.

•
3.6 and 3.4 percentage-point fourth-quarter and full-year 2018 benefit from favorable prior accident year reserve development of $44 million and $167 million, compared with 1.9 points or $23 million for fourth-quarter 2017 and 2.5 points or $119 million of favorable development for full-year 2017.

•
0.4 percentage-point increase, to 61.5 percent, for the full-year 2018 ratio of current accident year losses and loss expenses before catastrophes, including a decrease of 0.2 points in the ratio for current accident year losses of $1 million or more per claim.

•	0.2 percentage-point decrease in the full-year 2018 underwriting expense ratio, reflecting higher earned premiums and ongoing expense management efforts.

CINF 4Q18 Release 3

Commercial Lines Insurance Results

(Dollars in millions)	Three months ended December 31,			Twelve months ended December 31,
	2018	2017	% Change	2018	2017	% Change
Earned premiums	$811	$796	2	$3,218	$3,165	2
Fee revenues	2	2	0	5	5	0
Total revenues	813	798	2	3,223	3,170	2

Loss and loss expenses	505	487	4	2,049	2,042	0
Underwriting expenses	253	253	0	1,023	1,009	1
Underwriting profit	$55	$58	(5)	$151	$119	27

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Loss and loss expenses	62.3%	61.1%	1.2	63.7%	64.5%	(0.8)
Underwriting expenses	31.1	31.8	(0.7)	31.7	31.9	(0.2)
Combined ratio	93.4%	92.9%	0.5	95.4%	96.4%	(1.0)

			% Change			% Change
Agency renewal written premiums	$694	$672	3	$2,925	$2,880	2
Agency new business written premiums	101	96	5	417	397	5
Other written premiums	(34)	(22)	(55)	(97)	(75)	(29)
Net written premiums	$761	$746	2	$3,245	$3,202	1

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Current accident year before catastrophe losses	62.8%	62.0%	0.8	62.1%	61.1%	1.0
Current accident year catastrophe losses	4.9	1.3	3.6	6.5	5.7	0.8
Prior accident years before catastrophe losses	(4.7)	(1.2)	(3.5)	(4.2)	(1.6)	(2.6)
Prior accident years catastrophe losses	(0.7)	(1.0)	0.3	(0.7)	(0.7)	0.0
Loss and loss expense ratio	62.3%	61.1%	1.2	63.7%	64.5%	(0.8)

Current accident year combined ratio before
catastrophe losses	93.9%	93.8%	0.1	93.8%	93.0%	0.8

•
2 percent and 1 percent growth in fourth-quarter and full-year 2018 commercial lines net written premiums, including price increases and growth initiatives that were partially offset by targeted underwriting actions.

Fourth-quarter and full-year 2018 commercial lines average renewal pricing increases in the low-single-digit percent range.

•	$20 million or 5 percent rise in full-year 2018 new business written by agencies, driven by production from agencies appointed since the beginning of 2017.

•	0.5 percentage-point fourth-quarter 2018 combined ratio increase, including an increase of 3.9 points for losses from natural catastrophes.

•	1.0 percentage-point improvement in the full-year 2018 combined ratio, partially offset by an increase of 0.8 points from natural catastrophe losses.

•
5.4 and 4.9 percentage-point fourth-quarter and full-year 2018 benefit from favorable prior accident year reserve development of $43 million and $157 million, compared with 2.2 points or $18 million for fourth-quarter 2017 and 2.3 points or $73 million of favorable development for full-year 2017.

•
1.0 percentage-point increase, to 62.1 percent, for the full-year 2018 ratio of current accident year losses and loss expenses before catastrophes, including an increase of 0.3 points in the ratio for current accident year losses of $1 million or more per claim.

CINF 4Q18 Release 4

Personal Lines Insurance Results

(Dollars in millions)	Three months ended December 31,			Twelve months ended December 31,
	2018	2017	% Change	2018	2017	% Change
Earned premiums	$342	$320	7	$1,336	$1,241	8
Fee revenues	1	1	0	5	5	0
Total revenues	343	321	7	1,341	1,246	8

Loss and loss expenses	216	212	2	972	918	6
Underwriting expenses	97	93	4	389	360	8
Underwriting profit (loss)	$30	$16	88	$(20)	$(32)	38

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Loss and loss expenses	63.3%	66.3%	(3.0)	72.8%	74.0%	(1.2)
Underwriting expenses	28.4	29.2	(0.8)	29.1	29.0	0.1
Combined ratio	91.7%	95.5%	(3.8)	101.9%	103.0%	(1.1)

			% Change			% Change
Agency renewal written premiums	$293	$275	7	$1,241	$1,156	7
Agency new business written premiums	38	39	(3)	165	161	2
Other written premiums	(8)	(5)	(60)	(28)	(23)	(22)
Net written premiums	$323	$309	5	$1,378	$1,294	6

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Current accident year before catastrophe losses	56.2%	64.9%	(8.7)	62.8%	64.0%	(1.2)
Current accident year catastrophe losses	8.0	1.8	6.2	9.1	11.2	(2.1)
Prior accident years before catastrophe losses	(1.1)	(0.5)	(0.6)	0.6	(0.9)	1.5
Prior accident years catastrophe losses	0.2	0.1	0.1	0.3	(0.3)	0.6
Loss and loss expense ratio	63.3%	66.3%	(3.0)	72.8%	74.0%	(1.2)

Current accident year combined ratio before
catastrophe losses	84.6%	94.1%	(9.5)	91.9%	93.0%	(1.1)

•	5 percent and 6 percent growth in fourth-quarter and full-year 2018 personal lines net written premiums, primarily due to higher renewal written premiums that benefited from rate increases.

•
1 percent increase in full-year 2018 earned premiums in aggregate from our five highest volume states where we offer personal lines policies and that represent approximately half of our personal lines premiums, while rising 14 percent for all other states in aggregate as we progress toward geographic diversification.

•
2 percent increase in full-year 2018 new business written premium, driven by an increase of approximately $13 million from agencies’ high net worth clients and reflecting underwriting discipline, while fourth-quarter 2018 total new business written premiums decreased by 3 percent.

•	3.8 percentage-point improvement in fourth-quarter 2018 combined ratio, partially offset by an increase of 6.3 points from natural catastrophe losses.

•	1.1 percentage-point improvement in the full-year 2018 combined ratio, including 1.5 points from a decrease in losses from natural catastrophes.

•
0.9 percentage-point or $3 million fourth-quarter 2018 benefit from favorable prior accident year reserve development and unfavorable development of 0.9 points or $13 million for full-year 2018, compared with favorable prior reserve development of 0.4 points or $1 million for fourth-quarter 2017 and 1.2 points or $14 million for full-year 2017.

•
1.2 percentage-point decrease, to 62.8 percent, for the full-year 2018 ratio of current accident year losses and loss expenses before catastrophes, including a decrease of 1.1 points in the ratio for current accident year losses of $1 million or more per claim.

CINF 4Q18 Release 5

Excess and Surplus Lines Insurance Results

(Dollars in millions)	Three months ended December 31,			Twelve months ended December 31,
	2018	2017	% Change	2018	2017	% Change
Earned premiums	$61	$56	9	$234	$209	12
Fee revenues	—	—	0	1	1	0
Total revenues	61	56	9	235	210	12

Loss and loss expenses	29	28	4	104	86	21
Underwriting expenses	17	17	0	68	63	8
Underwriting profit	$15	$11	36	$63	$61	3

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Loss and loss expenses	46.8%	50.7%	(3.9)	44.4%	41.4%	3.0
Underwriting expenses	28.6	29.1	(0.5)	29.1	29.7	(0.6)
Combined ratio	75.4%	79.8%	(4.4)	73.5%	71.1%	2.4

			% Change			% Change
Agency renewal written premiums	$50	$40	25	$192	$162	19
Agency new business written premiums	19	16	19	70	68	3
Other written premiums	(4)	(2)	(100)	(13)	(11)	(18)
Net written premiums	$65	$54	20	$249	$219	14

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Current accident year before catastrophe losses	50.9%	57.6%	(6.7)	53.9%	54.0%	(0.1)
Current accident year catastrophe losses	0.8	0.3	0.5	1.1	1.1	0.0
Prior accident years before catastrophe losses	(4.9)	(7.1)	2.2	(10.6)	(13.6)	3.0
Prior accident years catastrophe losses	0.0	(0.1)	0.1	0.0	(0.1)	0.1
Loss and loss expense ratio	46.8%	50.7%	(3.9)	44.4%	41.4%	3.0

Current accident year combined ratio before
catastrophe losses	79.5%	86.7%	(7.2)	83.0%	83.7%	(0.7)

•	20 percent and 14 percent growth in fourth-quarter and full-year 2018 excess and surplus lines net written premiums, including renewal price increases averaging in the low-single-digit percent range.

•
3 percent increase in full-year 2018 new business written premiums, reflecting a highly competitive market particularly for larger policies and increased marketing efforts while continuing to carefully underwrite each policy.

•
4.4 percentage-point improvement in fourth-quarter 2018 combined ratio, primarily due to a decrease of 6.7 points in the ratio for current accident year losses and loss expenses before catastrophe losses.

•	2.4 percentage-point increase in the full-year 2018 combined ratio, primarily due to less favorable prior accident year reserve development.

•
4.9 and 10.6 percentage-point fourth-quarter and full-year 2018 benefit from favorable prior accident year reserve development of $2 million and $24 million, compared with 7.2 points or $4 million for fourth-quarter 2017 and 13.7 points or $29 million of favorable development for full-year 2017.

•
0.1 percentage-point improvement, to 53.9 percent, for the full-year 2018 ratio of current accident year losses and loss expenses before catastrophes, including an increase of 0.3 points in the ratio for current accident year losses of $1 million or more per claim.

CINF 4Q18 Release 6

Life Insurance Subsidiary Results

(Dollars in millions)	Three months ended December 31,			Twelve months ended December 31,
	2018	2017	% Change	2018	2017	% Change
Term life insurance	$45	$40	13	$172	$158	9
Universal life insurance	10	10	0	37	38	(3)
Other life insurance, annuity, and disability income products	10	9	11	41	36	14
Earned premiums	65	59	10	250	232	8
Investment income, net of expenses	38	38	0	153	155	(1)
Investment gains and losses, net	(4)	2	nm	(4)	6	nm
Fee revenues	1	1	0	4	5	(20)
Total revenues	100	100	0	403	398	1
Contract holders’ benefits incurred	76	68	12	267	252	6
Underwriting expenses incurred	19	16	19	75	79	(5)
Total benefits and expenses	95	84	13	342	331	3
Net income before income tax	5	16	(69)	61	67	(9)
Income (benefit) tax	2	(106)	nm	13	(88)	nm
Net income of the life insurance subsidiary	$3	$122	(98)	$48	$155	(69)

•	$18 million or 8 percent increase in full-year 2018 earned premiums, including a 9 percent increase for term life insurance, our largest life insurance product line.

•
$4 million improvement in full-year 2018 life insurance subsidiary net income, largely due to decreased income taxes as a result of tax reform, after factoring out the 2017 $111 million benefit from revaluation of deferred income taxes due to tax reform.

•	$47 million or 4 percent full-year 2018 decrease to $1.057 billion in GAAP shareholders’ equity for The Cincinnati Life Insurance Company, primarily from a decrease in unrealized investment gains.

CINF 4Q18 Release 7

Investment and Balance Sheet Highlights
Investments Results

(Dollars in millions)	Three months ended December 31,			Twelve months ended December 31,
	2018	2017	% Change	2018	2017	% Change
Investment income, net of expenses	$161	$156	3	$619	$609	2
Investment interest credited to contract holders’	(24)	(23)	(4)	(96)	(93)	(3)
Investment gains and losses, net	(774)	(8)	nm	(402)	148	(372)
Investment profit	$(637)	$125	nm	$121	$664	(82)

Investment income:
Interest	$112	$111	1	$445	$445	—
Dividends	50	46	9	181	170	6
Other	2	1	100	5	4	25
Less investment expenses	3	2	50	12	10	20
Investment income, pretax	161	156	3	619	609	2
Less income taxes	25	36	(31)	95	142	(33)
Total investment income, after-tax	$136	$120	13	$524	$467	12

Investment returns:
Average invested assets plus cash and cash equivalents	$17,756	$17,128		$17,397	$16,657
Average yield pretax	3.63%	3.64%		3.56%	3.66%
Average yield after-tax	3.06	2.80		3.01	2.80
Effective tax rate	15.5%	22.9%		15.4%	23.4%
Fixed-maturity returns:
Average amortized cost	$10,648	$10,225		$10,479	$10,057
Average yield pretax	4.21%	4.34%		4.25%	4.42%
Average yield after-tax	3.51	3.20		3.55	3.24
Effective tax rate	16.6%	26.3%		16.4%	26.7%

•	$5 million or 3 percent rise in fourth-quarter 2018 pretax investment income, including 9 percent growth in equity portfolio dividends and 1 percent growth in interest income.

•
$735 million fourth-quarter and $741 million full-year 2018 total investment losses, summarized on the table below. Changes in unrealized gains or losses reported in other comprehensive income, in addition to investment gains and losses reported in net income, are useful for evaluating total investment performance over time and are major components of changes in book value and the value creation ratio.

(Dollars in millions)	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Investment gains and losses on equity securities, net	$(5)	$(23)	$9	$120
Unrealized gains and losses on equity securities still held, net	(758)	—	(404)	—
Investment gains and losses on fixed-maturity securities, net	(2)	9	5	19
Other	(9)	6	(12)	9
Subtotal - investment gains and losses reported in net income	(774)	(8)	(402)	148
Change in unrealized investment gains and losses - equity securities	—	697	—	816
Change in unrealized investment gains and losses - fixed maturities	39	(323)	(339)	99
Total	$(735)	$366	$(741)	$1,063

CINF 4Q18 Release 8

Balance Sheet Highlights

(Dollars in millions except share data)	At December 31,	At December 31,
	2018	2017
Total investments	$16,732	$17,051
Total assets	21,935	21,843
Short-term debt	32	24
Long-term debt	788	787
Shareholders’ equity	7,833	8,243
Book value per share	48.10	50.29
Debt-to-total-capital ratio	9.5%	9.0%

•	$17.516 billion in consolidated cash and invested assets at December 31, 2018, down 1 percent from $17.708 billion at year-end 2017.

•	$10.689 billion bond portfolio at December 31, 2018, with an average rating of A2/A. Fair value increased $29 million or less than 1 percent during the fourth quarter of 2018.

•
$5.920 billion equity portfolio was 35.4 percent of total investments, including $2.552 billion in appreciated value before taxes at December 31, 2018. Fourth-quarter 2018 decrease in fair value of $743 million or 11 percent.

•
$4.919 billion of statutory surplus for the property casualty insurance group at December 31, 2018, down $175 million from $5.094 billion at year-end 2017, after declaring $500 million in dividends to the parent company. The ratio of net written premiums to property casualty statutory surplus for the 12 months ended December 31, 2018, was 1.0-to-1, matching year-end 2017.

•	$300 million five-year term line of credit effective February 4, 2019, with generally more flexible terms and conditions than the prior version at $225 million.

•
$3.12 fourth-quarter 2018 decrease in book value per share, including an addition of $0.98 from net income before investment gains that was offset by deductions of $3.53 from investment portfolio net investment losses or changes in unrealized gains for fixed-maturity securities, $0.04 for other items and $0.53 from dividends declared to shareholders.

•
Value creation ratio of negative 0.1 percent for full-year 2018, including 7.4 percentage points from net income before investment gains, which includes underwriting and investment income plus a 0.7 percent benefit from certain non-recurring items that include the impact of various tax accounting method changes, and negative 7.0 points from investment portfolio net investment losses or changes in unrealized gains for fixed-maturity securities, including 3.8 points from our stock portfolio and 3.2 points from our bond portfolio, in addition to negative 0.5 percent from other items.

For additional information or to register for our conference call webcast, please visit cinfin.com/investors.

Cincinnati Financial Corporation offers business, home and auto insurance, our main business, through The Cincinnati Insurance Company and its two standard market property casualty companies. The same local independent insurance agencies that market those policies may offer products of our other subsidiaries, including life insurance, fixed annuities and surplus lines property and casualty insurance. For additional information about the company, please visit cinfin.com.

Mailing Address:                    Street Address:
P.O. Box 145496                        6200 South Gilmore Road
Cincinnati, Ohio 45250-5496                Fairfield, Ohio 45014-5141

Safe Harbor Statement
This is our “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Our business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this report. Some of those risks and uncertainties are discussed in our 2017 Annual Report on Form 10-K, Item 1A, Risk Factors, Page 30.
Factors that could cause or contribute to such differences include, but are not limited to:

•
The fact that the consummation of the transaction to acquire MSP Underwriting Ltd. and its subsidiaries is subject to closing conditions, one or more of which may not be satisfied, or that the transaction is not consummated for any other reason

•	Our inability to integrate MSP and its subsidiaries into our on-going operations, or disruptions to our on-going operations due to such integration

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•	Unusually high levels of catastrophe losses due to risk concentrations, changes in weather patterns, environmental events, terrorism incidents or other causes

•	Increased frequency and/or severity of claims or development of claims that are unforeseen at the time of policy issuance

•	Inadequate estimates, assumptions or reliance on third-party data used for critical accounting estimates

•	Declines in overall stock market values negatively affecting the company’s equity portfolio and book value

•
Prolonged low interest rate environment or other factors that limit the company’s ability to generate growth in investment income or interest rate fluctuations that result in declining values of fixed-maturity investments, including declines in accounts in which we hold bank-owned life insurance contract assets

•	Domestic and global events resulting in capital market or credit market uncertainty, followed by prolonged periods of economic instability or recession, that lead to:

◦	Significant or prolonged decline in the fair value of a particular security or group of securities and impairment of the asset(s)

◦	Significant decline in investment income due to reduced or eliminated dividend payouts from a particular security or group of securities

◦	Significant rise in losses from surety and director and officer policies written for financial institutions or other insured entities

•	Recession or other economic conditions resulting in lower demand for insurance products or increased payment delinquencies

•
Difficulties with technology or data security breaches, including cyberattacks, that could negatively affect our ability to conduct business; disrupt our relationships with agents, policyholders and others; cause reputational damage, mitigation expenses and data loss and expose us to liability under federal and state laws

•	Disruption of the insurance market caused by technology innovations such as driverless cars that could decrease consumer demand for insurance products

•
Delays, inadequate data developed internally or from third parties, or performance inadequacies from ongoing development and implementation of underwriting and pricing methods, including telematics and other usage-based insurance methods, or technology projects and enhancements expected to increase our pricing accuracy, underwriting profit and competitiveness

•	Increased competition that could result in a significant reduction in the company’s premium volume

•	Changing consumer insurance-buying habits and consolidation of independent insurance agencies that could alter our competitive advantages

•
Inability to obtain adequate ceded reinsurance on acceptable terms, amount of reinsurance coverage purchased, financial strength of reinsurers and the potential for nonpayment or delay in payment by reinsurers

•	Inability to defer policy acquisition costs for any business segment if pricing and loss trends would lead management to conclude that segment could not achieve sustainable profitability

•	Inability of our subsidiaries to pay dividends consistent with current or past levels

•
Events or conditions that could weaken or harm the company’s relationships with its independent agencies and hamper opportunities to add new agencies, resulting in limitations on the company’s opportunities for growth, such as:

◦	Downgrades of the company’s financial strength ratings

◦	Concerns that doing business with the company is too difficult

◦	Perceptions that the company’s level of service, particularly claims service, is no longer a distinguishing characteristic in the marketplace

◦	Inability or unwillingness to nimbly develop and introduce coverage product updates and innovations that our competitors offer and consumers expect to find in the marketplace

•	Actions of insurance departments, state attorneys general or other regulatory agencies, including a change to a federal system of regulation from a state-based system, that:

◦	Impose new obligations on us that increase our expenses or change the assumptions underlying our critical accounting estimates

◦	Place the insurance industry under greater regulatory scrutiny or result in new statutes, rules and regulations

◦	Restrict our ability to exit or reduce writings of unprofitable coverages or lines of business

◦
Add assessments for guaranty funds, other insurance‑related assessments or mandatory reinsurance arrangements; or that impair our ability to recover such assessments through future surcharges or other rate changes

◦	Increase our provision for federal income taxes due to changes in tax law

◦	Increase our other expenses

◦	Limit our ability to set fair, adequate and reasonable rates

◦	Place us at a disadvantage in the marketplace

◦	Restrict our ability to execute our business model, including the way we compensate agents

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•	Adverse outcomes from litigation or administrative proceedings

•
Events or actions, including unauthorized intentional circumvention of controls, that reduce the company’s future ability to maintain effective internal control over financial reporting under the Sarbanes-Oxley Act of 2002

•
Unforeseen departure of certain executive officers or other key employees due to retirement, health or other causes that could interrupt progress toward important strategic goals or diminish the effectiveness of certain longstanding relationships with insurance agents and others

•	Events, such as an epidemic, natural catastrophe or terrorism, that could hamper our ability to assemble our workforce at our headquarters location
Further, the company’s insurance businesses are subject to the effects of changing social, global, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as measures affecting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.

* * *

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Cincinnati Financial Corporation
Condensed Consolidated Balance Sheets (unaudited)

(Dollars in millions except per share data)	December 31,	December 31,
	2018	2017
Assets
Investments
Fixed maturities, at fair value (amortized cost: 2018—$10,643; 2017—$10,314)	$10,689	$10,699
Equity securities, at fair value (cost: 2018—$3,368; 2017—$3,094)	5,920	6,249
Other invested assets	123	103
Total investments	16,732	17,051
Cash and cash equivalents	784	657
Investment income receivable	132	134
Finance receivable	71	61
Premiums receivable	1,644	1,589
Reinsurance recoverable	484	432
Prepaid reinsurance premiums	44	42
Deferred policy acquisition costs	738	670
Land, building and equipment, net, for company use (accumulated depreciation: 2018—$265; 2017—$253)	195	185
Other assets	308	216
Separate accounts	803	806
Total assets	$21,935	$21,843
Liabilities
Insurance reserves
Loss and loss expense reserves	$5,707	$5,273
Life policy and investment contract reserves	2,779	2,729
Unearned premiums	2,516	2,404
Other liabilities	804	792
Deferred income tax	627	745
Note payable	32	24
Long-term debt and capital lease obligations	834	827
Separate accounts	803	806
Total liabilities	14,102	13,600

Shareholders' Equity
Common stock, par value—$2 per share; (authorized: 2018 and 2017—500 million shares; issued: 2018 and 2017—198.3 million shares)	397	397
Paid-in capital	1,281	1,265
Retained earnings	7,625	5,180
Accumulated other comprehensive income	22	2,788
Treasury stock at cost (2018—35.5 million shares and 2017—34.4 million shares)	(1,492)	(1,387)
Total shareholders' equity	$7,833	$8,243
Total liabilities and shareholders' equity	$21,935	$21,843

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Cincinnati Financial Corporation
Condensed Consolidated Statements of Income (unaudited)

(Dollars in millions except per share data)	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Revenues
Earned premiums	$1,318	$1,258	$5,170	$4,954
Investment income, net of expenses	161	156	619	609
Investment gains and losses, net	(774)	(8)	(402)	148
Fee revenues	4	4	15	16
Other revenues	1	1	5	5
Total revenues	710	1,411	5,407	5,732

Benefits and Expenses
Insurance losses and contract holders’ benefits	874	809	3,490	3,390
Underwriting, acquisition and insurance expenses	398	389	1,597	1,546
Interest expense	13	14	53	53
Other operating expenses	6	2	16	13
Total benefits and expenses	1,291	1,214	5,156	5,002

Income (Loss) Before Income Taxes	(581)	197	251	730

Provision (Benefit) for Income Taxes
Current	48	31	11	129
Deferred	(177)	(476)	(47)	(444)
Total provision (benefit) for income taxes	(129)	(445)	(36)	(315)

Net Income (loss)	$(452)	$642	$287	$1,045

Per Common Share
Net income (loss)—basic	$(2.78)	$3.92	$1.76	$6.36
Net income (loss)—diluted	(2.78)	3.88	1.75	6.29

Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures
(See attached tables for reconciliations; additional prior-period reconciliations available at cinfin.com/investors.)
Cincinnati Financial Corporation prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners’ (NAIC) Accounting Practices and Procedures Manual, and therefore is not reconciled to GAAP data.
Management uses certain non-GAAP financial measures to evaluate its primary business areas – property casualty insurance, life insurance and investments. Management uses these measures when analyzing both GAAP and non-GAAP results to improve its understanding of trends in the underlying business and to help avoid incorrect or misleading assumptions and conclusions about the success or failure of company strategies. Management adjustments to GAAP measures generally: apply to non-recurring events that are unrelated to business performance and distort short-term results; involve values that fluctuate based on events outside of management’s control; supplement reporting segment disclosures with disclosures for a subsidiary company or for a combination of subsidiaries or reporting segments; or relate to accounting refinements that affect comparability between periods, creating a need to analyze data on the same basis.

•
Non-GAAP operating income: Non-GAAP operating income is calculated by excluding investment gains and losses (defined as investment gains and losses after applicable federal and state income taxes) and other significant non-recurring items from net income. Management evaluates non-GAAP operating income to measure the success of pricing, rate and underwriting strategies. While investment gains (or losses) are integral to the company’s insurance operations over the long term, the determination to realize investment gains or losses on fixed-maturity securities sold in any period may be subject to management’s discretion and is independent of the insurance underwriting process. Also, under applicable GAAP accounting requirements, gains and losses are recognized from certain changes in

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market values of securities without actual realization. Management believes that the level of investment gains or losses for any particular period, while it may be material, may not fully indicate the performance of ongoing underlying business operations in that period.
For these reasons, many investors and shareholders consider non-GAAP operating income to be one of the more meaningful measures for evaluating insurance company performance. Equity analysts who report on the insurance industry and the company generally focus on this metric in their analyses. The company presents non-GAAP operating income so that all investors have what management believes to be a useful supplement to GAAP information.

•
Consolidated property casualty insurance results: To supplement reporting segment disclosures related to our property casualty insurance operations, we also evaluate results for those operations on a basis that includes results for our property casualty insurance and brokerage services subsidiaries. That is the total of our commercial lines, personal lines and our excess and surplus lines segment plus our reinsurance assumed operations.

•
Life insurance subsidiary results: To supplement life insurance reporting segment disclosures related to our life insurance operation, we also evaluate results for that operation on a basis that includes life insurance subsidiary investment income, or investment income plus investment gains and losses, that are also included in our investments reporting segment. We recognize that assets under management, capital appreciation and investment income are integral to evaluating the success of the life insurance segment because of the long duration of life products.

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Cincinnati Financial Corporation

Net Income Reconciliation

(Dollars in millions except per share data)	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Net income (loss)	$(452)	$642	$287	$1,045
Less:
Investment gains and losses, net	(774)	(8)	(402)	148
Income tax on investment gains and losses	163	2	84	(53)
Investment gains and losses, after-tax	(611)	(6)	(318)	95
Other non-recurring items	—	495	56	495
Non-GAAP operating income	$159	$153	$549	$455

Diluted per share data:
Net income (loss)	$(2.78)	$3.88	$1.75	$6.29
Less:
Investment gains and losses, net	(4.75)	(0.05)	(2.44)	0.89
Income tax on investment gains and losses	0.99	0.01	0.50	(0.32)
Investment gains and losses, after-tax	(3.76)	(0.04)	(1.94)	0.57
Other non-recurring items	—	2.99	0.34	2.98
Non-GAAP operating income	$0.98	$0.93	$3.35	$2.74

Life Insurance Reconciliation

(Dollars in millions)	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Net income of life insurance subsidiary	$3	$122	$48	$155
Investment gains, net	(4)	2	(4)	6
Income tax on investment gains	—	—	—	2
Effects of U.S. tax reform legislation	—	111	—	111
Non-GAAP operating income	7	9	52	40

Investment income, net of expenses	(38)	(38)	(153)	(155)
Investment income credited to contract holders'	24	23	96	93
Income tax excluding tax on investment gains and effects of U.S. tax reform legislation	2	5	13	21
Life insurance segment profit (loss)	$(5)	$(1)	$8	$(1)

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Cincinnati Financial Corporation
Other Measures

•
Value creation ratio: This is a measure of shareholder value creation that management believes captures the contribution of the company’s insurance operations, the success of its investment strategy and the importance placed on paying cash dividends to shareholders. The value creation ratio measure is made up of two primary components: (1) rate of growth in book value per share plus (2) the ratio of dividends declared per share to beginning book value per share. Management believes this measure is useful, providing a meaningful measure of long-term progress in creating shareholder value. It is intended to be all-inclusive regarding changes in book value per share, and uses originally reported book value per share in cases where book value per share has been adjusted, such as adoption of Accounting Standards Updates with a cumulative effect of a change in accounting.

•
Statutory accounting rules: For public reporting, insurance companies prepare financial statements in accordance with GAAP. However, insurers also must calculate certain data according to statutory accounting rules as defined in the NAIC’s Accounting Practices and Procedures Manual, which may be, and has been, modified by various state insurance departments and differ from GAAP. Statutory data is publicly available, and various organizations use it to calculate aggregate industry data, study industry trends and compare insurance companies.

•
Written premium: Under statutory accounting rules, property casualty written premium is the amount recorded for policies issued and recognized on an annualized basis at the effective date of the policy. Management analyzes trends in written premium to assess business efforts. Earned premium, used in both statutory and GAAP accounting, is calculated ratably over the policy term. The difference between written and earned premium is unearned premium.

(Dollars are per share)	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Value creation ratio:
End of period book value*	$48.10	$50.29	$48.10	$50.29
Less beginning of period book value	51.22	45.86	50.29	42.95
Change in book value	(3.12)	4.43	(2.19)	7.34
Dividend declared to shareholders	0.53	1.00	2.12	2.50
Total value creation	$(2.59)	$5.43	$(0.07)	$9.84

Value creation ratio from change in book value**	(6.1)%	9.7%	(4.3)%	17.1%
Value creation ratio from dividends declared to shareholders***	1.0	2.2	4.2	5.8
Value creation ratio	(5.1)%	11.9%	(0.1)%	22.9%

* Book value per share is calculated by dividing end of period total shareholders’ equity by end of period shares outstanding
** Change in book value divided by the beginning of period book value
*** Dividend declared to shareholders divided by beginning of period book value

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Cincinnati Financial Corporation

Property Casualty Operations Reconciliation

(Dollars in millions)	Three months ended December 31, 2018
	Consolidated	Commercial	Personal	E&S	Cincinnati Re
Premiums:
Written premiums	$1,177	$761	$323	$65	$28
Unearned premiums change	76	50	19	(4)	11
Earned premiums	$1,253	$811	$342	$61	$39

Statutory ratios:
Combined ratio	95.5%	95.0%	93.1%	76.1%	158.1%
Contribution from catastrophe losses	7.0	4.2	8.2	0.8	63.3
Combined ratio excluding catastrophe losses	88.5%	90.8%	84.9%	75.3%	94.8%

Commission expense ratio	19.8%	19.5%	18.9%	26.4%	25.3%
Other underwriting expense ratio	12.0	13.2	10.9	2.9	8.9
Total expense ratio	31.8%	32.7%	29.8%	29.3%	34.2%

GAAP ratios:
Combined ratio	93.9%	93.4%	91.7%	75.4%	153.0%
Contribution from catastrophe losses	7.0	4.2	8.2	0.8	63.3
Prior accident years before catastrophe losses	(3.2)	(4.7)	(1.1)	(4.9)	13.2
Current accident year combined ratio before catastrophe losses	90.1%	93.9%	84.6%	79.5%	76.5%

(Dollars in millions)	Twelve months ended December 31, 2018
	Consolidated	Commercial	Personal	E&S	Cincinnati Re
Premiums:
Written premiums	$5,030	$3,245	$1,378	$249	$158
Unearned premiums change	(110)	(27)	(42)	(15)	(26)
Earned premiums	$4,920	$3,218	$1,336	$234	$132

Statutory ratios:
Combined ratio	96.0%	95.1%	101.2%	73.5%	106.8%
Contribution from catastrophe losses	7.1	5.8	9.4	1.1	24.9
Combined ratio excluding catastrophe losses	88.9%	89.3%	91.8%	72.4%	81.9%

Commission expense ratio	18.8%	18.3%	17.8%	25.9%	26.2%
Other underwriting expense ratio	11.7	13.1	10.6	3.2	6.6
Total expense ratio	30.5%	31.4%	28.4%	29.1%	32.8%

GAAP ratios:
Combined ratio	96.4%	95.4%	101.9%	73.5%	105.8%
Contribution from catastrophe losses	7.1	5.8	9.4	1.1	24.9
Prior accident years before catastrophe losses	(3.1)	(4.2)	0.6	(10.6)	1.1
Current accident year combined ratio before catastrophe losses	92.4%	93.8%	91.9%	83.0%	79.8%

Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on dollar amounts in thousands.

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